UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of report (Date of earliest event reported)             October 26, 2009

DARLING INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24620	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS                   75038
(Address of Principal Executive Offices)                                                      (Zip Code)

Registrant’s telephone number, including area code:                       (972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        /  /   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       /  /     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       /  /     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       /  /     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

    Mark A. Myers, Darling International Inc.’s (the “Company’s”) Executive Vice President and Chief Operating Officer for Midwest Rendering has informed the Company that he will retire on January 3, 2010 (the “Resignation Date”), which is the day after the end of the Company’s 2009 fiscal year.  Neil Katchen, the Company’s current Executive Vice President and Chief Operating Officer, Retail and Service, will assume Mr. Myers’ duties under the new title of Executive Vice President – Chief Operations Officer.

    In connection with Mr. Myers retirement, on October 26, 2009, the Company entered into that certain Separation and Consulting Agreement with Mr. Myers (the “Agreement”), as approved by the Compensation Committee of the Board of Directors of the Company.  Set forth below is a brief description of the material terms and conditions of the Agreement.  The summary set forth below is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement attached hereto as Exhibit 10.1.

    Pursuant to the Agreement Mr. Myers will provide consulting services as an independent contractor to the Company for the two-year period beginning on the Resignation Date and ending on January 2, 2012 (the “Consultancy Period”).  In exchange for these services, Mr. Myers will receive the following compensation:

-
A payment of $17,175 per month during that portion of the Consultancy Period that he elects continued coverage under the Company’s health benefit plan under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and $15,200 per month during that portion of the Consultancy Period that he is no longer eligible for COBRA coverage under the Company’s health benefit plan (the “Consultancy Fee”).  The Consultancy Fee shall be paid in installments in accordance with the Company’s normal payroll practices and shall cease upon Mr. Myers’ death or disability.

-	Eligibility for his 2009 annual incentive bonus to the extent it is earned under the terms of the Company’s annual incentive bonus plan, which bonus, if any, shall be paid in cash in accordance with the terms of the annual incentive plan and at the same time that other participants in the plan are paid.

-	Eligibility for a cash award in lieu of any equity grants pursuant to the Company’s 2009 long term incentive plan (the “2009 LTIP”). Such cash award shall be payable only if and to the extent that Mr. Myers would have earned a restricted stock award under the 2009 LTIP had he remained an employee of the Company. The amount of the cash award (if any) shall be equal in value to one fourth (1/4 th) of the restricted stock award (i.e. the portion of the restricted stock award that would have vested immediately upon grant) that he would have been eligible to receive if he had remained an employee of the Company. Such cash award shall be paid at the same time that other participants in the 2009 LTIP receive their equity awards.

-	During that portion of the Consultancy Period that he is no longer eligible for COBRA coverage under the Company’s health benefit plan, reimbursement for the actual cost of comparable coverage up to a maximum of $1,800 per month until the earlier of (A) that time he becomes eligible to receive substantially similar health benefits from a subsequent employer and (B) the expiration of the Consultancy Period.

-	Continued life and disability insurance coverage during the Consultancy Period.

The effectiveness of the Agreement is subject to Mr. Myers’ execution of a release of claims in respect of his employment with the Company. In addition, the Agreement contains a non-competition provision that restricts Mr. Myers from competing with the Company anywhere in the United States for the two-year period following the Resignation Date. The Agreement also contains obligations on Mr. Myers’ part regarding nondisclosure of confidential information, return of Company property, non-disparagement of the Company and its business, and non-solicitation of employees, customers and suppliers during the two-year period following the Resignation Date.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation and Consulting Agreement dated October 26, 2009, between Darling International Inc. and Mark A. Myers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.

Date: October 28, 2009	By:	/s/ John O. Muse
John O. Muse
Executive Vice President,
Finance and Administration

EXHIBIT LIST

10.1	Separation and Consulting Agreement dated October 26, 2009, between Darling International Inc. and Mark A. Myers